Exhibit 99.1

Vera Therapeutics Provides Business Update and Reports Third Quarter 2026 Financial Results

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TRUTAKNA® (atacicept-vymj) U.S. launch building early momentum following July 7 accelerated approval by the U.S. Food and Drug Administration (FDA) with approximately 700 Patient Start Forms (PSFs) to date and $10.3 million of net product revenue in Q3.
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ORIGIN 3 final efficacy analysis demonstrated stabilization of kidney function and a 76% reduction in risk of composite kidney disease progression versus placebo through two years; data was presented as a late-breaking oral presentation at the opening plenary session at ASN Kidney Week 2026 with a simultaneous publication in The New England Journal of Medicine.
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Completed supplemental Biologics License Application (sBLA) submission to the FDA for full approval of TRUTAKNA in adults with primary IgAN.
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Management to host a live investor webcast at 4:30 p.m. ET on November 5, 2026.

BRISBANE, Calif., November 5, 2026 – Vera Therapeutics, Inc. (Nasdaq: VERA), a commercial-stage biotechnology company, today reported its business highlights and financial results for the quarter ended September 30, 2026.

“We are excited by the early momentum of the TRUTAKNA launch, which exemplifies our long-standing confidence in its potential to become a foundational therapy in IgAN. Our transition to a commercial-stage company marks a new chapter for Vera, as we deliver on our commitment to people living with IgAN,” said Marshall Fordyce, M.D., Founder and Chief Executive Officer of Vera Therapeutics. “We recently presented the final efficacy results from the ORIGIN 3 trial at ASN Kidney Week 2026, strengthening the clinical foundation for TRUTAKNA. The stabilization of kidney function at the physiologic rate and significant reduction in risk of composite kidney disease progression through two years reinforce the potential for TRUTAKNA to change the course of IgAN and supported our recent submission of an sBLA for full FDA approval.”

“Our team is executing on the launch priorities we established for TRUTAKNA, with growing interest from the IgAN community and approximately 700 PSFs received since launch,” added Matt Skelton, Chief Commercial Officer of Vera Therapeutics. “We are encouraged by the payer coverage policies taking shape. Our focus remains on expanding access and ensuring nephrologists have the tools and education they need to help eligible patients begin treatment with TRUTAKNA.”

Third Quarter 2026 and Recent Business Highlights

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Received FDA accelerated approval on July 7, 2026 for TRUTAKNA to reduce proteinuria in adults with primary IgAN at risk for disease progression. There are approximately 160,000 diagnosed IgAN patients in the U.S., roughly 75% of whom are commercially insured.
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Launched TRUTAKNA in the U.S., drawing on a cross-functional team experienced in rare disease and kidney therapies. Received approximately 700 PSFs to date following TRUTAKNA’s accelerated approval.

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Presented detailed ORIGIN 3 final efficacy results as a late-breaking oral presentation at the opening plenary session of ASN Kidney Week 2026 with a simultaneous publication in The New England Journal of Medicine.1 TRUTAKNA met all prespecified endpoints, including eGFR change from baseline and annualized slope, and risk reduction in composite kidney disease progression events. Through 104 weeks, the annualized eGFR slope was -0.6 mL/min/1.73m²/year with TRUTAKNA compared with -5.6 mL/min/1.73m²/year with placebo, a treatment difference of 5.0 mL/min/1.73m²/year (p<0.0001). The ORIGIN 3 safety profile was favorable, and generally comparable to placebo.
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Presented interim results from the adult IgAN and primary membranous nephropathy (pMN) cohorts of the Phase 2 PIONEER basket trial of atacicept as a late-breaking research oral presentation and outlined the trial’s evaluation of pediatric patients with IgAN in an informational poster at ASN Kidney Week 2026. These interim results support the continued investigation of atacicept in antibody-mediated glomerular diseases.
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Completed supplemental Biologics License Application (sBLA) submission to the FDA on November 3, 2026 for full approval of TRUTAKNA in adults with primary IgAN, based on the ORIGIN 3 final efficacy analysis.

Anticipated Upcoming Milestones

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Potential full approval of TRUTAKNA in adults with primary IgAN, subject to FDA review of the sBLA, expected in mid-2027.
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Planned Marketing Authorisation Application submission to the European Medicines Agency expected in Q1 2027 for standard marketing authorisation.

Financial Results for the Quarter Ended September 30, 2026

For the quarter ended September 30, 2026, Vera Therapeutics reported net product revenue of $10.3 million, compared with the prior year period during which no product revenue was reported. Vera Therapeutics reported a net loss of $93.7 million, or $1.30 per share, compared with a net loss of $80.3 million, or $1.26 per share, for the quarter ended September 30, 2025. Research and development expenses were $41.3 million, compared with $56.5 million in the prior-year quarter. The decrease was primarily due to a reduction in contract manufacturing expenses, as manufacturing costs for TRUTAKNA commercial supply, which were previously categorized as research and development expense, have been capitalized as inventory since its accelerated approval on July 7, 2026. Selling, general and administrative expenses were $61.4 million, compared with $27.5 million during the prior year period, reflecting investment in the commercial launch of TRUTAKNA.

During the nine months ended September 30, 2026, net cash used in operating activities was $305.9 million, compared to $171.1 million for the nine months ended September 30, 2025, primarily due to increased investment in the commercial launch of TRUTAKNA.

Vera Therapeutics reported $384.0 million in cash, cash equivalents, and marketable securities as of September 30, 2026. In late October, the Company drew $75 million under its debt facility. On a pro forma basis, adjusting solely to reflect the October borrowing as if it had occurred on September 30, the Company’s balance of cash, cash equivalents, and marketable securities would have been $459 million. As of today, up to $350 million remain available under its debt facility, subject to satisfaction of certain conditions.

Investor Webcast

The Company’s management team will host a live investor webcast at 4:30 p.m. ET today, November 5, 2026, to discuss the third quarter 2026 financial results and business updates. The live webcast can be accessed directly here and through the Investors & Media section of the Company’s website at https://ir.veratx.com. A replay will be available on the Company’s website following the live event.

TRUTAKNA (atacicept-vymj) Indication

TRUTAKNA (atacicept-vymj) is indicated to reduce proteinuria in adults with primary immunoglobulin A nephropathy (IgAN) at risk for disease progression.

This indication is approved under accelerated approval based on reduction of proteinuria. It has not been established whether TRUTAKNA slows kidney function decline over the long-term in patients with IgAN. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory clinical trial.

Important Safety Information

Contraindications: TRUTAKNA is contraindicated in patients with serious hypersensitivity to atacicept-vymj or any excipients of TRUTAKNA.

Warnings and Precautions

Immunosuppression and Increased Risk of Infections: TRUTAKNA suppresses the immune system by reducing antibody production, which may increase the risk of infections. Patients with chronic infection or recurring infections may have an increased risk of serious infection. In clinical trials, infections were reported in 32% of TRUTAKNA patients compared with 28% of placebo patients.

Before initiating TRUTAKNA, assess patients for active infections. Delay TRUTAKNA administration in patients with active infection until the infection resolves or is adequately treated. Monitor patients for signs and symptoms of infection during treatment with TRUTAKNA. If a serious infection develops, consider interrupting TRUTAKNA until the infection is controlled.

The concomitant use of TRUTAKNA and other immune-modulating therapies has not been evaluated. Concomitant use of TRUTAKNA with drugs that affect the immune system, including systemic corticosteroids, may increase the risk of infection.

Immunosuppression and Immunization Risk: TRUTAKNA may interfere with the immune response to vaccines and increase the risk of infection from live vaccines. Prior to initiating treatment with TRUTAKNA, complete all age-appropriate immunizations. Live vaccines are not recommended within 30 days prior to initiation or during treatment with TRUTAKNA as safety of coadministration has not been established.

Adverse Reactions: The most common adverse reactions (≥5%) in patients treated with TRUTAKNA and placebo, respectively, were infections (32% vs 28%) and local administration reactions (30% vs 5%). The most common infection was upper respiratory tract infection (12% vs 9%), and the most common local administration reactions were injection site reaction (19% vs 2%) and injection site erythema (6% vs 1%).

Use in Specific Populations

Pregnancy: Available data on TRUTAKNA used in pregnant women exposed during clinical trials are insufficient to evaluate for a drug-associated risk of major birth defects, miscarriage, or other adverse maternal or fetal outcomes.

Based on the mechanism of action, TRUTAKNA may cause immunosuppression in the in utero-exposed infant. Consider the potential clinical impact of TRUTAKNA exposure in infants exposed in utero. Pregnant women exposed to TRUTAKNA, or their healthcare provider, should report TRUTAKNA exposure by calling 1-833-633-8372.

Pediatric Use: The safety and effectiveness of TRUTAKNA in pediatric patients have not been established.

You may report side effects to the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. You may also report side effects to Vera Therapeutics at 1-833-MED-VERA or medinfo@veratx.com.

Please see full Prescribing Information for additional Important Safety Information.

About TRUTAKNA

TRUTAKNA, a B-cell activating factor (BAFF) and A proliferation-inducing ligand (APRIL) inhibitor, is a soluble recombinant fusion protein containing the human transmembrane activator and calcium-modulating cyclophilin ligand interactor (TACI) receptor that binds to the cytokines BAFF and APRIL.2 BAFF and APRIL are key cytokines that activate B cells and drive IgAN pathophysiology. In IgAN, activated B cells produce both the antigen and associated antibodies that result in the production of damaging IgA immune complexes. The overlapping roles of BAFF and APRIL in activating B cells support the potential for TRUTAKNA as a disease-modifying therapy.3 TRUTAKNA is self-administered as an at-home, small-volume (1 ml), 150 mg once-weekly autoinjector.

TRUTAKNA TRU SUPPORT™ Patient Support Program

We are dedicated to ensuring that eligible IgAN patients can access the first approved therapy that targets both BAFF and APRIL. TRUTAKNA TRU SUPPORT, our patient support program, offers insurance coverage assistance, financial assistance options for eligible patients, and educational resources designed to support patient access and care. Eligible commercially insured patients may pay as little as $0 out of pocket through our copay assistance program. More information is available on https://trutaknatrusupport.com/patient.

About IgAN

IgAN is a serious, progressive, immune-mediated kidney disease and a leading cause of chronic kidney disease and kidney failure worldwide.3,4Approximately 2.5 adults per 100,000 worldwide are diagnosed with IgAN each year, most often between 30 and 40 years of age.5,6 Over time, IgAN can lead to irreversible kidney damage and may ultimately require dialysis or kidney transplantation. At least 50% of patients may progress to kidney failure or death within 10 to 20 years of diagnosis.4

About Vera Therapeutics

Vera Therapeutics is a commercial-stage biotechnology company focused on the pursuit of truth in science to transform medicine in autoimmune disease, starting with the kidney. Vera Therapeutics’ flagship commercial product is TRUTAKNA (atacicept-vymj), a BAFF and APRIL inhibitor indicated to reduce proteinuria in adults with primary IgA nephropathy at risk for disease progression. Beyond IgAN, Vera Therapeutics is evaluating additional diseases where the reduction of autoantibodies through inhibition of BAFF and APRIL may prove clinically meaningful. Vera Therapeutics was founded in 2016 and is based in Brisbane, California. To learn more, visit www.veratx.com.

Forward-looking Statements

Statements contained in this press release regarding matters, events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the potential for TRUTAKNA to stabilize kidney function; TRUTAKNA’s potential to become a foundational therapy in IgAN; the potential for TRUTAKNA to change the course of IgAN; how payer coverage policies will address TRUTAKNA; the potential for TRUTAKNA to receive full approval from the FDA and the timing of such approval; Vera Therapeutics’ plan to submit a Marketing Authorisation Application to the European Medicines Agency and the timing of such submission; the availability and conditions of additional borrowing capacity under Vera Therapeutics’ debt facility; the potential for TRUTAKNA to be a disease-modifying therapy; and the plans, commitments, aspirations and goals under the caption “About Vera Therapeutics”. Words such as “anticipate,” “believe,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Vera Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the regulatory approval process; risks related to commercial launch, market acceptance, and payer coverage; results of earlier clinical trials may not be obtained in later clinical trials; preliminary results may not be predictive of topline results; risks and uncertainties associated with Vera Therapeutics’ business in general; the impact of macroeconomic and geopolitical events; and the other risks described in Vera Therapeutics’ filings with the U.S. Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Vera Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

References

1. Barratt J, et al. N Engl J Med 2026. doi/full/10.1056/NEJMoa2610103.

2. TRUTAKNA™ Prescribing Information. Brisbane, CA: Vera Therapeutics, Inc.; Revised July 2026.

3. Cheung CK, Barratt J, Liew A, Zhang H, Tesar V, Lafayette R. The role of BAFF and APRIL in IgA nephropathy: pathogenic mechanisms and targeted therapies. Front Nephrol. 2024;3:1346769. Published 2024 Feb 1. doi:10.3389/fneph.2023.1346769

4. Pitcher D, Braddon F, Hendry B, et al. Long-Term Outcomes in IgA Nephropathy. Clin J Am Soc Nephrol. 2023;18(6):727-738. doi:10.2215/CJN.0000000000000135

5. McGrogan A, Franssen CF, de Vries CS. The incidence of primary glomerulonephritis worldwide: a systematic review of the literature. Nephrol Dial Transplant. 2011;26(2):414-430. doi:10.1093/ndt/gfq665

6. Jarrick S, Lundberg S, Welander A, et al. Mortality in IgA Nephropathy: A Nationwide Population-Based Cohort Study. J Am Soc Nephrol. 2019;30(5):866-876. doi:10.1681/ASN.2018101017

For more information, please contact:

Investor Contact:

Joshua Qin

Vera Therapeutics

650-360-6978

ir@veratx.com

Media Contact:

Debra Charlesworth

Vera Therapeutics

415-854-8051

corporatecommunications@veratx.com

VERA THERAPEUTICS, INC.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Product revenue, net	$10,277	$—	$10,277	$—
Operating expenses:
Cost of sales	3,296	—	3,296	—
Research and development	41,253	56,473	187,344	155,946
Selling, general and administrative	61,430	27,459	152,961	65,321
Total operating expenses	105,979	83,932	343,601	221,267
Loss from operations	(95,702)	(83,932)	(333,324)	(221,267)
Other income, net	1,991	3,639	9,108	12,749
Net loss	$(93,711)	$(80,293)	$(324,216)	$(208,518)
Change in unrealized gain/loss on marketable securities	$(301)	$354	$(1,490)	$488
Comprehensive loss	$(94,012)	$(79,939)	$(325,706)	$(208,030)
Net loss per share attributable to common stockholders, basic and diluted	$(1.30)	$(1.26)	$(4.51)	$(3.27)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	72,126,588	63,847,055	71,816,111	63,769,948

VERA THERAPEUTICS, INC.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash, cash equivalents and marketable securities	$384,042	$714,589
Accounts receivable, net	11,981	—
Inventory	7,078	—
Prepaid expenses and other assets, current	38,184	14,294
Total current assets	441,285	728,883
Intangible assets, net	20,499	—
Other assets, noncurrent	3,968	5,850
Total assets	$465,752	$734,733

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$20,173	$21,898
Accrued expenses and other liabilities, current	35,602	31,557
Total current liabilities	55,775	53,455
Long-term debt	75,434	74,838
Other liabilities, noncurrent	1,357	1,919
Total liabilities	132,566	130,212
Stockholders' equity
Common stock	72	71
Additional paid-in-capital	1,418,899	1,364,529
Accumulated other comprehensive (loss) income	(704)	786
Accumulated deficit	(1,085,081)	(760,865)
Total stockholders' equity	333,186	604,521
Total liabilities and stockholders' equity	$465,752	$734,733

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